EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of 1st Constitution Bancorp of our reports dated March 22, 2013, relating to the consolidated financial statements of 1st Constitution Bancorp, which are included in such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ParenteBeard LLC

Clark, New Jersey

October 22, 2013